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                   [RAMAPO FINANCIAL CORPORATION LETTERHEAD]



                                                                    NEWS RELEASE


                                                              CONTACT:
                                                              Mortimer J. O'Shea
                                                              (973) 305-4101


                              FOR IMMEDIATE RELEASE

RAMAPO FINANCIAL CORPORATION REPORTS RECORD FIRST QUARTER EARNINGS

WAYNE, NJ, APRIL 15, 1999 - Ramapo Financial Corporation (NASDAQ:RMPO), parent company of The Ramapo Bank, announced today that net income for the first quarter was $1,141,000, or $.13 per common share on a diluted basis, a record for any first quarter in Ramapo's history. In comparison with 1998's first quarter, net income was up 43%.

The improvement in net income is attributable to increased net interest income, strong loan loss recoveries which eliminated the need for a provision for loan losses for the quarter, and increases in several other income categories.

Asset quality continued to improve with the sale of the last significant parcel of OREO property in the first quarter. Nonperforming assets were only $761,000 at March 31, 1999, down from $4.1 million a year earlier.

The merger with Valley National Bancorp, which was announced in December, is expected to close in June. Ramapo shareholders will benefit from Valley's 5% stock dividend which will be paid to Valley shareholders in May. In accordance with the terms of the merger agreement, the exchange ratio on the Ramapo merger will change. With the expected completion of the merger in June, Ramapo shareholders will receive 0.44625 shares of Valley stock for each Ramapo share exchanged (up from the exchange rate of 0.425 shares originally negotiated).

The special meeting of Ramapo shareholders to vote on the merger proposal is scheduled for April 27, 1999.

RFC is headquartered in Wayne, New Jersey and is engaged primarily in commercial and consumer banking through its subsidiary, The Ramapo Bank. The Ramapo Bank operates eight banking offices in Passaic, Morris and Essex counties. Deposits are insured by the FDIC.

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                          RAMAPO FINANCIAL CORPORATION

                             SELECTED FINANCIAL DATA

                                                                        Three Months Ended
                                                                      3/31/99         3/31/98
                                                                      -------         -------
                                                                       (In thousands, except
SUMMARY OF OPERATIONS:                                                    per share data)
  Net interest income                                                   3,544           3,385
  Provision for possible loan losses                                        -              75
  Securities gains (losses), net                                            -              (5)
  Other income                                                            764             579
  Other expense                                                         2,610           2,584
                                                                 -----------------------------
  Net income before taxes                                               1,698           1,300
  Net income                                                            1,141             800
  Net income per common share- basic                                     0.14            0.10
  Net income per common share- diluted                                   0.13            0.09
  Tax-equivalent adjustment                                                71              42

OPERATING RATIOS:
  Return on average assets                                              1.38%           1.12%
  Return on average equity                                             13.48%          10.29%
  Net interest margin (tax-equivalent)                                  4.62%           5.08%

                                                                      3/31/99        12/31/98          1Q98
                                                                      -------        --------          ----
FINANCIAL CONDITION DATA:
  Total assets                                                        334,868         337,762
  Securities and federal funds sold                                   152,507         151,287
  Gross loans                                                         166,638         169,799
  Allowance for possible loan losses                                    4,939           4,773
  Total deposits                                                      293,674         295,460
  Stockholders' equity                                                 34,909          34,022
  Book value per common share                                            4.28            4.19
  Average earning assets                                              317,147                       273,511
  Average total assets                                                334,302                       290,976
  Average stockholders' equity                                         34,325                        31,537

                                                                      3/31/99        12/31/98       3/31/98
                                                                      -------        --------       -------

ASSET QUALITY:
  Nonaccrual loans                                                        444             444         1,708
  Accruing loans 90 days or more past due                                  58              59           118
                                                                 -------------------------------------------
    Total nonperforming loans                                             502             503         1,826
  Other real estate, net                                                  259           1,920         2,303
                                                                 -------------------------------------------
    Total nonperforming assets                                            761           2,423         4,129

ASSET QUALITY RATIOS:
  Nonperforming loans as a % of loans                                   0.30%           0.30%         1.11%
  Nonperforming assets as a % of total assets                           0.23%           0.72%         1.35%
  Allowance for possible loan losses as a %
    of nonperforming loans                                            983.86%         948.91%       217.58%